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                                                                Exhibit (a)(3)


                             ARTICLES SUPPLEMENTARY
                             ----------------------

                                 ONE FUND, INC.
                                 --------------

       These Articles Supplementary are filed for record in connection with the classification of certain unissued and heretofore unclassified shares of stock of ONE Fund, Inc., a Maryland corporation, as follows:

              FIRST: Pursuant to resolutions duly adopted at a meeting held on September 15, 1994, the Board of Directors has classified and designated
       (a) one hundred million (100,000,000) of the unissued and heretofore unclassified shares of the common stock of the corporation as comprising the Tax-Free Income class of the common stock of the corporation, (b) one hundred million (100,000,000) of the unissued and heretofore unclassified shares of the common stock of the corporation as comprising the Small Cap class of the common stock of the corporation, and (c) one hundred million (100,000,000) of the unissued and heretofore unclassified shares of the common stock of the corporation as comprising the Global Contrarian class of the corporation, and has provided that all the preferences, rights, voting powers, restrictions, limitations as to dividends, qualifications, and terms and conditions of redemption of shares classified and designated as each of the foregoing classes shall be the same as those of the Money Market, Income, Income & Growth, Growth and International classes as set forth in Article SIXTH of the Articles of Incorporation as amended and supplemented to date.

              SECOND: The Tax-Free Income, Small Cap and Global Contrarian classes of common stock of the corporation have been so classified by the Board of Directors under the authority contained in Article FIFTH of the Articles of Incorporation.

       WHEREFORE, ONE Fund, Inc. has caused these Articles Supplementary to be executed in Cincinnati, Ohio by its authorized officers this 15th day of September, 1994.


ONE FUND, INC.

By /s/ Donald J. Zimmerman               Attest: /s/ Ronald L. Benedict
   ----------------------------------            -------------------------------
   Donald J. Zimmerman                           Ronald L. Benedict
   President                                     Secretary
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STATE OF OHIO     )
                  ) SS.
COUNTY OF HAMILTON)



I hereby certify that on the 15th day of September, 1994 before me, the subscriber, a Notary Public of the State of Ohio in and for the County aforesaid, personally appeared Donald J. Zimmerman, President of ONE Fund, Inc., a Maryland corporation, and acknowledged the foregoing Articles Supplementary to be the act and deed of said corporation, and that the matters set forth in said Articles Supplementary with respect to authorization and approval are true to the best of his knowledge, information and belief.

WITNESS my hand and Notarial Seal the day and year last above written.


                                                    /s/ Nancy J. Held
                                            --------------------------------
                                                      Notary Public


                                            NANCY J. HELD
                                            Notary Public, State of Ohio
                                            My Commission Expires June 3, 1996



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